                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                              (Amendment No. )*

                         CARDIAC CONTROL SYSTEMS, INC.
--------------------------------------------------------------------------------
                               (Name of Issuer)

                           8% CONVERTIBLE DEBENTURES
--------------------------------------------------------------------------------
                        (Title of Class of Securities)


--------------------------------------------------------------------------------
                                (CUSIP Number)


James K. McGoogan, P.O. Box 1938, Palm City, FL 34991-6938      561-220-4333
--------------------------------------------------------------------------------
         (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)


                                April 24, 1998
--------------------------------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       (Continued on following page(s))

                               Page 1 of 6 Pages
                                         -

                                 SCHEDULE 13D

CUSIP No.                                                     Page 2 of 6 Pages
         ---------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       BRADLEY RESOURCES COMPANY
       16-1224523
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) or 2(E)           [ ]


--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

       ORGANIZED UNDER THE LAWS OF THE STATE OF NEW YORK
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

  NUMBER OF
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
   OWNED BY
    EACH             452,280
  REPORTING    -----------------------------------------------------------------
   PERSON      9   SOLE DISPOSITIVE POWER
    WITH

               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                     452,280
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         452,280
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.49
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

         PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No.                                                     Page 3 of 6 Pages
         ---------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       GEORGE W. HOLBROOK, JR.
       ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) or 2(E)           [ ]


--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

  NUMBER OF
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
   OWNED BY
    EACH             452,280
  REPORTING    -----------------------------------------------------------------
   PERSON      9   SOLE DISPOSITIVE POWER
    WITH

               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                     452,280
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         452,280
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.49
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No.                                                     Page 4 of 6 Pages
         ---------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       JAMES R. MCGOOGAN
       ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) or 2(E)           [ ]


--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

  NUMBER OF
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
   OWNED BY
    EACH             452,280
  REPORTING    -----------------------------------------------------------------
   PERSON      9   SOLE DISPOSITIVE POWER
    WITH

               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                     452,280
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         452,280
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.49
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

                                 SCHEDULE 13D

CUSIP No.                                                     Page 5 of 6 Pages
         ---------------

--------------------------------------------------------------------------------
1   NAMES OF REPORTING PERSONS
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
       RICHARD V. TRAISTER
       ###-##-####
--------------------------------------------------------------------------------
2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                       (b) [X]

--------------------------------------------------------------------------------
3   SEC USE ONLY

--------------------------------------------------------------------------------
4   SOURCE OF FUNDS*

       WC
--------------------------------------------------------------------------------
5   CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS
    2(d) or 2(E)           [ ]


--------------------------------------------------------------------------------
6   CITIZENSHIP OR PLACE OF ORGANIZATION

         USA
--------------------------------------------------------------------------------
               7   SOLE VOTING POWER

  NUMBER OF
   SHARES      -----------------------------------------------------------------
BENEFICIALLY   8   SHARED VOTING POWER
   OWNED BY
    EACH             452,280
  REPORTING    -----------------------------------------------------------------
   PERSON      9   SOLE DISPOSITIVE POWER
    WITH

               -----------------------------------------------------------------
               10  SHARED DISPOSITIVE POWER

                     452,280
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         452,280
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*  [ ]


--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         15.49
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
         INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
     (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.

        Bradley Resources Company, a New York general partnership of which George W. Holbrook, Jr., James R. McGoogan and Richard V. Traister are the general partners, hereby files Schedule 13D.

        After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


                                           /s/ James R. McGoogan
                                           --------------------------------
                                           Bradley Resources Company


                                           /s/ George W. Holbrook, Jr.
                                           --------------------------------
                                           George W. Holbrook, Jr.


                                           /s/ James R. McGoogan
                                           --------------------------------
                                           James R. McGoogan


                                           /s/ Richard V. Traister
                                           --------------------------------
                                           Richard V. Traister